Exhibit 10.99.2

PATH 1 NETWORK TECHNOLOGIES, INC.

STOCK OPTION GRANT NOTICE

(NON-PLAN)

Path 1 Network Technologies, Inc. (the “Company”), not pursuant to any preexisting stock option plan, hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Stock Option Agreement and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.

Optionholder:	Thomas L. Tullie
Date of Grant:	November 15, 2005
Vesting Commencement Date:	November 15, 2005
Number of Shares Subject to Option:	115,000
Exercise Price (Per Share):	$2.84
Total Exercise Price:	$326,600
Expiration Date:	November 14, 2015

Type of Grant:	☐ Incentive Stock Option	☑ Nonstatutory Stock Option

Exercise Schedule:	☑ Same as Vesting Schedule	☐ Early Exercise Permitted

Vesting Schedule:	The 115,000 options are fully vested upon grant; provided, however, that none of such options shall be exercisable before November 15, 2006 (or, if earlier, upon a Change of Control as defined in the employment letter agreement dated November 13, 2005 or, subject to Section 4.3 of such employment letter agreement, upon termination of employment to the extent specified for certain defined circumstances in Section 4.2(a) of such employment letter agreement). And provided, further, that none of such options shall ever become exercisable unless and until the Optionholder remains with the Company as CEO through November 15, 2006 unless such a Change of Control occurs before November 15, 2006 or the Optionholder is before November 15, 2006 terminated without Cause or resigns for Good Reason (in each case as defined in such employment letter agreement), in which event the options would become exercisable upon such Change of Control, termination without Cause or resignation for Good Reason.

Payment:	By one or a combination of the following items (described in the Stock Option Agreement):

☑ By cash or check

☑ Pursuant to a Regulation T Program if the Shares are publicly traded

☑ By delivery of already-owned shares if the Shares are publicly traded

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice and the Stock Option Agreement. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice and the Stock Option Agreement set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) options and restricted stock awards previously granted and delivered to Optionholder under any plan, and (ii) the following agreements only:

OTHER AGREEMENTS:	the employment letter agreement dated November 13, 2005 between the Company and Thomas L. Tullie and the equity issuance rights described therein, including without limitation with regard to stock options and restricted stock award agreements

PATH 1 NETWORK TECHNOLOGIES INC.		OPTIONHOLDER:

By:	/s/ JEREMY FERRELL	/s/ THOMAS L. TULLIE
	Signature		Signature

Title:	Interim CFO	Date:	1-16-06

Date:	1-16-06

ATTACHMENTS: Stock Option Agreement and Notice of Exercise

ATTACHMENT I

STOCK OPTION AGREEMENT

Path 1 Network Technologies, Inc.

STOCK OPTION AGREEMENT

(NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement, Path 1 Network Technologies, Inc. (the “Company”), has granted you an option, not under any stock option plan, to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Although this option is not subject to the Company’s 2004 Equity Incentive Plan (the “Plan”), for the sake of convenience it is agreed that the Grant Notice and this Stock Option Agreement shall be interpreted and governed consistently with options granted under the Plan, and defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1. VESTING. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

3. METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)	In the Company’s sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(b)

Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company’s reported earnings (generally six (6) months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

4. WHOLE SHARES. You may exercise your option only for whole shares of Common Stock.

5. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

6. TERM. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a)	three (3) months after the termination of your Continuous Service for any reason other than your Disability or death, provided that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in Section 6, your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

(b)	twelve (12) months after the termination of your Continuous Service due to your Disability;

(c)	eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates; or

(d)	the Expiration Date indicated in your Grant Notice.

Provided, however, that notwithstanding the foregoing, if a Change of Control (as defined in your employment letter agreement dated November 13, 2005) occurs during your employment as CEO, your option shall, if it would otherwise pursuant to subsection (a), (b) or (c) above have expired earlier than the second anniversary of such Change of Control, instead be extended to the second anniversary of such Change of Control (or, if sooner than such second anniversary of such Change of Control, to the Expiration Date indicated in your Grant Notice).

Provided, further, that notwithstanding any of the foregoing (including any earlier extension as a result of a Change of Control), in the event your employment as CEO terminates, then pursuant to the terms of your employment letter agreement dated November 13, 2005, your option shall (if and only if the condition stated in Section 4.3 of such employment letter agreement is satisfied) not expire, as to any options which were vested on or before the date of termination, until the second anniversary of such termination (or, if earlier, on the Expiration

Date indicated in your Grant Notice), to the extent so called for by Section 4.2 of such employment letter agreement.

7. EXERCISE.

(a)	You may exercise the vested portion of your option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b)	By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.

8. TRANSFERABILITY. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

9. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

10. WITHHOLDING OBLIGATIONS.

(a)	At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b)

Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid variable award accounting). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)	You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein unless such obligations are satisfied.

11. NOTICES. Any notices provided for in your option shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

ATTACHMENT II

NOTICE OF EXERCISE

PATH 1 NETWORK TECHNOLOGIES, INC.

6215 Ferris Square

Suite 140

San Diego, CA 92121

Date of Exercise:

Ladies and Gentlemen:

This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

Stock option dated:	___________________

Number of shares as to which option is exercised:	___________________

Certificates to be issued in name of:	___________________

Total exercise price:	$__________________

Cash payment delivered herewith:	$__________________

By this exercise, I agree (i) to provide such additional documents as you may require, and (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option.

Very truly yours,